UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2009

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2000
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 9, 2009, Kraft Foods Inc. entered into an acquisition and refinancing bridge credit agreement (the “Agreement”) for a 364-day senior unsecured term loan facility with the lenders named therein and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., as joint bookrunners, and Citibank, N.A. and Deutsche Bank AG Cayman Islands Branch, as co-administrative agents. The Agreement provides for borrowings by us and certain of our subsidiaries that we may designate in an aggregate principal amount of up to £5.5 billion. Under the Agreement, we guarantee the obligations of any subsidiary borrower. Borrowings under the facility will bear interest at a variable annual rate based on (i) LIBOR for borrowings in pounds sterling, (ii) LIBOR or base rate, at our election, for borrowings in U.S. dollars and (iii) EURIBOR for borrowings in euros, plus in each case an applicable margin based on the credit rating at that time for our long-term senior unsecured indebtedness. The Agreement has a maturity date of 364 days following the initial borrowing thereunder.

The Agreement requires us to maintain a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses) of not less than $23 billion, which minimum level would be increased, if the proposed acquisition of Cadbury plc is consummated, by 75% of any increase in such total shareholders’ equity as a direct result of our issuance of equity securities to finance the proposed acquisition of Cadbury plc or to refinance certain indebtedness. In addition, in the event that our long-term senior unsecured indebtedness is rated below investment grade, the Agreement requires us to maintain a leverage ratio of not more than 4.25 to 1.00. The Agreement also contains customary representations, covenants and events of default and requires the prepayment of advances and/or the permanent reduction of commitments under the facility with the net cash proceeds received from certain disposals, debt issuances and equity capital markets transactions.

We expect to use borrowings under the Agreement, or, if available, proceeds from alternative financing sources, to finance the proposed acquisition of Cadbury plc and to refinance certain indebtedness of Cadbury plc and its subsidiaries. Borrowings under the Agreement are also available for general corporate purposes of Kraft Foods and our subsidiaries. Some of the lenders under the Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed with our Annual Report on Form 10-K for the year ended December 31, 2009.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding the proposed acquisition of Cadbury plc. Such statements include statements about the use of borrowings under the Agreement to finance the proposed acquisition of Cadbury plc, to refinance certain indebtedness of Cadbury plc and for general corporate purposes of Kraft Foods and our subsidiaries, and other such items, based on our plans, estimates and projections. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed acquisition, and the risk factors set forth in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this Current Report on Form 8-K, except as required by applicable law or regulation.

ADDITIONAL U.S.-RELATED INFORMATION

The description contained herein is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury plc or Kraft Foods. Subject to future developments, Kraft Foods intends to file a registration statement and tender offer documents with the SEC in connection with the proposed combination. Cadbury plc shareholders should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they will contain important information. Those documents, when filed, as well as Kraft Foods’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

Date: November 9, 2009	By:	/S/ CAROL J. WARD
	Name:	Carol J. Ward
	Title:	Vice President and Corporate Secretary